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                  RESOLUTION RELATING TO THE ORGANIZATION OF
                     CLASSES FOR CAPITAL APPRECIATION FUND


             (To be voted on by the Board of BT INVESTMENT FUNDS)


FURTHER RESOLVED: That the officers of the Trust are hereby authorized and directed to prepare and file with the appropriate regulatory bodies the appropriate amendments to the registration statements of the BT Investment Funds, with respect to the Capital Appreciation Fund and its Classes, on Form N-1A.